EXHIBIT INDEX
EXHIBIT A:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.

EXHIBIT B:
  Attachment to item 77O
  Transactions effected pursuant to Rule 10f-3

 Attachment to item 77Q3:
 NSAR certification - filed as:  EX-99.77Q3 CERT
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EXHIBIT A:
THE GABELLI GLOBAL MULTIMEDIA TRUST INC.

	The Annual Meeting of Shareholders of The Gabelli Global
Multimedia Trust Inc. (the "Multimedia Trust") was held on May
20, 2002. The following proposals were submitted for a vote of the shareholders:

1.	(a) To elect three directors of the Multimedia Trust by
the common shares and preferred shares voting as a single class

	With respect to the proposal relating to the election of three directors of the Multimedia Trust by the common shares and preferred shares voting together as a single class, the following votes and percentages were recorded:



                                                          Percent
                                                          Represented
                                            Withholding   at the Meeting
                                For          Authority    Voting in Favor

Frank J. Fahrenkopf, Jr.  11,391,622.2071   158,330.9144    98.63%
Werner J. Roeder          11,399,997.9518   149,955.1697    98.70%
Salvatore J. Zizza        11,442,846.6501   107,106.4714    99.07%

(b) To elect one director of the Multimedia Trust by the preferred shares voting as a separate class

	With respect to the proposal relating to the election of one director of the Multimedia Trust by the preferred shares voting as a single class, the following vote and percentage was
recorded:
                                                          Percent
                                                          Represented
                                            Withholding   at the Meeting
                                For          Authority    Voting in Favor

Anthony J. Colavita       1,125,580.0000    12,416.0000     98.91%

	The remaining Directors in office are: Thomas Bratter, James Conn, Mario J. Gabelli, Karl Otto P"hl and Anthony Pustorino.




EXHIBIT B:
The Gabelli Global Multimedia Trust Inc.
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund. A folder documenting such compliance for each transaction is available for inspection by Board Members.

TRADE DATE: 5/3/02
ISSUE: Lin TV Corp.
SHARES: 60,000
PRICE: $22
AMOUNT: $1,320,000
SPREAD AMOUNT: 1.375
SPREAD %:  6.25%
FUND'S % OF ISSUE: 0.353%
% OF ISSUE FOR ALL GABELLI FUNDS: 0.412%
BROKER: Deutsche Bank
ISSUES WITHIN 90 DAYS: 3
REASON:  (1),(2)


The purchases listed above meet the following requirements of 10f-3
....Part of an issue registered under the Securities Act of 1933.
....Purchased at not more than the offering price.
....Offered pursuant to a firm commitment underwriting.
....The issuer has been in continuous operation for at least 3 years.

All other requirements are presented in the table above


Reason Key
(1) Does not exceed 125% of the mean offering spread of 3 comparable issues underwritten in the last 90 days.

(2) Does not exceed 110% of the underwriting spread of 3 comparable issues underwritten in the last 90 days.

Note: If 3 comparable issues are not available within 90 days, a one year window is used.


UNDERWRITERS FOR LIN TV CORP.:
Deutsche Bank Securities Inc.
Bear, Stearns & Co. Inc.
J.P. Morgan Securities Inc.
Credit Suisse First Boston Corporation
Morgan Stanley & Co. Incorporated
A.G. Edwards & Sons, Inc.
Allen & Company Incorporated
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Robertson Stephens, Inc.
E*Trade Securities, Incorporated
First Southwest Company
Gabelli & Company, Inc.
Sanders Morris Harris Inc.